UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    May 11, 2016

SOUND FINANCIAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35633	45-5188530
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2005 5th Avenue, Second Floor, Seattle, Washington	98121
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (206) 448-0884

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Sound Financial Bancorp, Inc. (the “Company”), the holding company of Sound Community Bank (the “Bank”), is reporting the departure of Kelli Nielson, the Bank’s Senior Vice President/Retail Banking.  Ms. Nielson’s duties will be assumed by Laurie Stewart President and CEO of the Company and the Bank.  In connection with Ms. Nielson’s departure, the Bank will enter into a Separation Agreement and Release of All Claims (the “Separation Agreement”) with Ms. Nielson.

Under the terms of the Separation Agreement, Ms. Nielson employment with the Bank will terminate as of May 13, 2016 and she will be paid through the remainder of the month, until May 31, 2016.  Thereafter, she will receive severance in the form of salary continuation at her current base salary until August 15, 2016 and by no later than August 15, 2016 will be paid a lump sum payment for any unused vacation that accrued on or before May 15, 2016.  Ms. Nielson will continue to be covered under the Bank’s medical plan until August 31, 2016 and will be eligible for continuation of health benefits pursuant to “COBRA”   if she so elects.  The Bank will provide the Ms. Nielson with the additional sum of $2,500 for the purpose of outplacement services.  The Separation Agreement also contains a mutual non-disparagement covenant and a general release of claims by Ms. Nielson.

The foregoing description is a summary of the material terms of the Separation Agreement and is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 5.02 by reference.

In addition, pursuant to the terms of Ms. Nielson’s individual stock option and restricted stock award agreements, Ms. Nielson will be entitled for a period of three months following her departure from the Bank to exercise her vested stock option awards.  All unvested stock options and restricted stock awards automatically are forfeited upon her departure.

ITEM 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit 10.1	Form of Separation Agreement and Release of All Claims

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SOUND FINANCIAL BANCORP, INC.

Date:	May 13, 2016	By:	/s/ Laura Lee Stewart
Laura Lee Stewart, President and CEO

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Form of Separation Agreement and Release of All Claims